Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands, Inc. Initiates Cash Dividend, Announces Third Quarter 2017 Results

LOUISVILLE, Ky. (November 9, 2017) -Turning Point Brands, Inc. (NYSE:TPB), a leading provider of Other Tobacco Products (“OTP”), today announced that its board of directors has approved the initiation of a cash dividend to shareholders.

The initial quarterly dividend of $0.04 per common share will be paid on December 15, 2017, to shareholders of record on the close of business on November 27, 2017.

"Declaring a dividend underscores the board's confidence in the company's long-term growth opportunities and its financial strength," said President and Chief Executive Officer Larry Wexler. "It demonstrates our ongoing commitment to enhancing shareholder value while expanding the universe of potential shareholders. We believe a dividend at this level is consistent with our focus on organic growth, accretive acquisitions and strengthening our capital position."

The company today also announced financial results for the third quarter and nine months ended September 30, 2017.

Results at a Glance
Year-to-date September 30, 2017
(Comparisons vs. same period year-ago)

✓	Net sales increased 39.2% to a record $212.2 million
✓	Gross profit increased 24.9% to a record $92.6 million
✓	Net income attributable to TPB was $16.7 million, up $6.9 million from a year-ago
✓	Adjusted EBITDA increased 16.2% to a record $45.3 million (see Schedule A for a reconciliation to net income)

Third Quarter 2017
(Comparisons vs. same period year-ago)

✓	Net sales increased 43.9% to a record $73.3 million
✓	Gross profit increased 33.8% to a record $32.9 million
✓	Net income was $7.4 million, up $0.6 million from a year-ago
✓	Adjusted EBITDA increased 16.0% to a record $15.9 million (see Schedule A for a reconciliation to net income)
✓	Other highlights from the third quarter:
o	Increased retail market share in both Stoker’s Moist Snuff Tobacco (“MST”) and chewing tobacco according to MSAi[1]
o	Zig-Zag maintained strong, industry leading shares in Make-Your-Own (“MYO”) cigar wraps and premium cigarette papers
o	The quarter had one fewer shipping day to the trade versus 2016

1 Management Science Associates, Inc. (“MSAi”) administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers. TPB measures “MST” excluding pouch and snus products.

“TPB’s robust sales growth reflects the continued effectiveness of our strategic plan,” said Larry Wexler, President and Chief Executive Officer.  “Our core focus brands, Stoker’s in smokeless, Zig-Zag in smoking and VaporBeast in NewGen remain vibrant and compelling long-term growth engines.  Additionally, integration of the VaporBeast and Vapor Shark businesses is proceeding as planned, and we continue to actively explore potential accretive acquisitions.”

Management Observations on the Year-to-Date and Third Quarter

Smokeless Products Segment (29% of total net sales in the quarter)

On a year-to-date basis, Smokeless products net sales increased 7.8% to a record $63.6 million with gross profit up 9.4% to a record $32.3 million.

For the third quarter, Smokeless products net sales increased 12.6% to $21.3 million on the continuing growth of Stoker’s MST.  In addition, the third quarter of 2016 net sales were impacted by a late second quarter 2016 trade show.  Despite a highly competitive MST environment, Stoker’s MST cases shipped in the quarter rose more than 10%.  For the quarter, total Smokeless segment volume increased 8.2% and price/mix increased 4.4%.

For the industry, year-over-year volumes for chewing tobacco declined by approximately 10% in the quarter with MST off by close to 2%, according to MSAi.2  TPB outpaced the industry in the quarter, growing its MSAi share in both chewing tobacco and MST on the strength of Stoker’s.

For the quarter, gross profit for the Smokeless segment increased 22.2%, to $11.5 million.  Segment gross margin expanded 420 basis points to 53.9% due to mix, lower product return rates, product price increases and a favorable LIFO charge.  Absent the LIFO charge in both years, gross margin would have been 51.3% versus 49.2% in the third quarter of 2016 (see Schedule B for reconciliation).

Smoking Products Segment (37% of total net sales in the quarter)

On a year-to-date basis, Smoking products net sales decreased by 2.9% to $81.1 million with gross profit decreasing 0.9% to $42.0 million.

For the third quarter, net sales of Smoking products decreased 6.6% to $26.9 million. Last year’s third quarter was the strongest quarter in the last eight quarters.

The decrease in 2017 third quarter net sales in the Smoking segment was a result of the continued weakness in cigars, the strong year ago comparison and the previously communicated California tax on MYO cigar wraps (see excise tax discussion below), partially offset by year-over-year strength in Zig-Zag cigarette papers in both Canada and the U.S.  For the quarter, Smoking products volume decreased 9.3%, while price/mix increased 2.7%.

According to MSAi, industry volumes for cigarette papers increased by mid-single-digits, largely driven by competitive promotional efforts on discount cigarette papers. Industry MYO cigar wraps continued to produce category expansion.  Zig-Zag retains a leading industry share in both MYO cigar wraps and premium cigarette papers.

2 TPB measures industry MST volumes excluding pouch and snus products.

Smoking products gross profit for the quarter decreased by 1.5% to $14.2 million.  Gross margin increased to 52.9% of net sales compared with 50.1% for the year-ago quarter due to product mix.

The TPB core tobacco portfolio (Smokeless and Smoking) continued to produce steady results with a low single-digits net sales increase in the quarter to $48.2 million and a 7.9% expansion in gross profit to a record $25.7 million.

NewGen (New Generation) Products Segment (34% of total net sales in the quarter)

On a year-to-date basis, net sales for NewGen products increased $57.6 million to a record $67.6 million with gross profit increasing $16.1 million to a record $18.3 million.  The addition of VaporBeast and Vapor Shark results beginning in December 2016 and April 2017, respectively, fueled exceptionally strong segment performance.

For the third quarter, NewGen products net sales grew $21.9 million to a record $25.2 million on continued VaporBeast momentum.  Volume increased 646% while price/mix accounted for an increase of 19.9%.

Gross profit for the NewGen segment increased by $6.4 million over the year-ago third quarter to a record $7.3 million.  Gross margin increased to 28.8% of net sales compared with 24.7% for the year-ago quarter.

With regard to VaporBeast, the company's NewGen distribution engine, “Process improvements in both selling and operating activities continue to produce strong results, with the NewGen segment strengthening sequentially to new records,” noted Wexler.  “Our vapor strategy remains focused on expanding both retail penetration and share of customer requirements.”

Other Performance Measures

Total company net sales growth of 43.9% in the third quarter was driven by volume gains of 39.5% with price/mix contributing another 4.4%.

Consolidated selling, general and administrative (“SG&A”) expenses for the third quarter 2017 were $18.6 million compared to $12.7 million in 2016 due primarily to the inclusion of the VaporBeast and Vapor Shark SG&A.

Certain components of third quarter 2017 SG&A were as follows:
•	Strategic expenses were $0.2 million, up $0.2 million from a year earlier
•	New product launch costs of $0.4 million were $0.4 million less than a year-ago

Third quarter 2017 cost of goods sold included:
•	New product launch costs of $0.1 million compared to $0.2 million in the third quarter a year-ago

•	Costs associated with discontinued products related to product line rationalization were $0.3 million

Interest expense for the quarter was $4.0 million, which is $1.5 million, or 27.6%, lower than the year-ago period.  This decrease is principally attributable to lower interest rates as a result of our February 2017 debt refinancing.

Diluted earnings per share for the third quarter 2017 were $0.38.

Capital expenditures in the third quarter 2017 totaled $0.5 million.

Total debt at September 30, 2017 was $210.9 million.  Net debt at September 30, 2017 was $206.7 million, compared to $215.3 million as of December 31, 2016, a decrease of $8.6 million.  Net debt at September 30, 2017 to rolling twelve month Adjusted EBITDA was 3.5x (see Schedule C for a reconciliation).  Net debt at September 30, 2017 to pro forma acquisition EBITDA was 3.4x (See Schedule D).

Weighted average fully diluted shares for the three months ended September 30, 2017 were 19.6 million.

Impact of Excise Tax Changes

Pennsylvania implemented a $0.55 per ounce excise tax on smokeless products effective October 1, 2016.  The impact of the tax increase on trade volumes in the third quarter 2017 was material to both the industry and TPB.  Industry and TPB Pennsylvania volumes in the third quarter 2017 are below year-ago by approximately 30% in chew and 20% in MST.  TPB will continue to monitor the impact this excise tax has on consumer behavior.

California passed Proposition 56 in November 2016, which included new state excise taxes on cigar wraps for the first time.  Effective July 1, 2017, the tax on all OTP products increased to 65.08%.  California represents about 3% of industry MYO cigar wraps volumes, which generally parallels TPB sales percentages.  The new excise tax on MYO cigar wraps adversely impacted category sales, as California industry sales for the third quarter 2017 contracted by 25% with TPB off more sharply by 35% versus year-ago.  We are addressing the initial adverse TPB trends with promotional strategies and new products commencing mid-fourth quarter.  We anticipate that California Proposition 56 will adversely affect trade behavior over the next several months, and we will continue to closely evaluate its impact on consumer behavior.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Thursday, November 9, 2017.  Investment community participants should dial in ten minutes ahead of time using the toll free number 844-889-4324 (International participants should call 412-317-9262).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site one hour following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  TPB, through its three focus brands,  Zig-Zag® in Smoking Products, Stoker’s® in Smokeless Products and the VaporBeast® distribution engine in NewGen Products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure.  TPB does not sell cigarettes.

More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation, including compliance and related costs;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	intense competition and our ability to compete effectively;
•	significant potential product liability litigation;
•	our distribution of foreign-made vapor products from manufacturers from whom we may have no recourse in the event of significant liability exposure;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	concentration of business with large customers;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise being unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	decrease in value of our deferred tax assets;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;

•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us; and

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Contacts:

Investment Community
Mark A. Stegeman, Senior Vice President, Chief Financial Officer
ir@tpbi.com, (502) 774-9238

Media
Terry McWilliams, President, Mozaic Investor Relations
ir@tpbi.com, (502) 774-9238

Financial statements follow:

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended
	September 30, 2017	September 30, 2016
Net sales	$73,340	$50,959
Cost of sales	40,410	26,341
Gross profit	32,930	24,618
Selling, general and administrative expenses	18,554	12,727
Operating income	14,376	11,891
Interest expense	4,023	5,557
Investment income	(131)	(279)
Income before income taxes	10,484	6,613
Income tax expense (benefit)	3,110	(180)
Consolidated net income	$7,374	$6,793

Basic earnings per common share:
Net income	$0.39	$0.38
Diluted earnings per common share:
Net income	$0.38	$0.34
Weighted average common shares outstanding:
Basic	19,085,329	18,094,592
Diluted	19,589,424	19,729,219

Supplemental disclosures of statement of income information:
Excise tax expense	$4,728	$5,365
FDA fees	$144	$85

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Net sales	$212,214	$152,406
Cost of sales	119,623	78,267
Gross profit	92,591	74,139
Selling, general and administrative expenses	53,823	40,563
Operating income	38,768	33,576
Interest expense	13,002	20,895
Investment income	(334)	(611)
Loss on extinguishment of debt	6,116	2,824
Income before income taxes	19,984	10,468
Income tax expense	3,850	642
Consolidated net income	16,134	9,826
Net loss attributable to non-controlling interest	(556)	-
Net income attributable to Turning Point Brands, Inc.	$16,690	$9,826

Basic earnings per common share:
Net income	$0.88	$0.64
Diluted earnings per common share:
Net income	$0.86	$0.58
Weighted average common shares outstanding:
Basic	18,915,606	15,396,155
Diluted	19,503,130	16,968,613

Supplemental disclosures of statement of income information:
Excise tax expense	$14,835	$15,911
FDA fees	$443	$254

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	September 30, 2017	December 31, 2016
Current assets:
Cash	$4,235	$2,865
Accounts receivable, net of allowances of $30 in 2017 and $35 in 2016	2,960	2,181
Inventories	64,761	62,185
Other current assets	9,457	11,625
Total current assets	81,413	78,856
Property, plant and equipment, net	8,457	7,590
Deferred income taxes	4,161	6,288
Deferred financing costs, net	668	139
Goodwill	134,620	134,390
Other intangible assets, net	26,611	27,138
Master Settlement Agreement - escrow deposits	30,905	30,410
Other assets	529	209
Total assets	$287,364	$285,020

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,096	$9,153
Accrued liabilities	13,962	15,336
Accrued interest expense	434	394
Current portion of long-term debt	7,850	1,650
Revolving credit facility	15,550	15,034
Total current liabilities	44,892	41,567
Notes payable and long-term debt	187,453	201,541
Postretirement benefits	4,389	4,407
Pension benefits	217	423
Other long-term liabilities	712	3,024
Total liabilities	237,663	250,962

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares, 2017 19,195,153 and 2016 18,402,022	192	184
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	103,381	104,895
Accumulated other comprehensive loss	(3,590)	(4,049)
Accumulated deficit	(50,282)	(66,972)
Total stockholders' equity	49,701	34,058
Total liabilities and stockholders' equity	$287,364	$285,020

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Consolidated net income	$16,134	$9,826
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on extinguishment of debt	6,116	2,824
Loss on sale of fixed assets	17	-
Depreciation expense	1,192	896
Amortization of deferred financing costs	768	1,070
Amortization of original issue discount	66	591
Amortization of other intangible assets	527	-
Interest incurred but not paid on PIK Toggle Notes	-	3,422
Interest incurred but not paid on 7% Senior Notes	-	329
Interest paid on PIK Toggle Notes	-	(9,893)
Deferred income taxes	1,847	47
Stock-based compensation expense	498	145
Changes in operating assets and liabilities:
Accounts receivable	(779)	546
Inventories	(970)	(7,405)
Other current assets	2,383	1,562
Other assets	(105)	(45)
Accounts payable	(2,292)	(531)
Accrued pension liabilities	144	196
Accrued postretirement liabilities	(18)	(89)
Accrued liabilities and other	(5,137)	(3,967)
Net cash provided by (used in) operating activities	20,391	(476)

Cash flows from investing activities:
Acquisitions, net of cash acquired	268	-
Capital expenditures	(1,052)	(1,245)
Net cash used in investing activities	(784)	(1,245)

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from financing activities:
Proceeds from 2017 revolving credit facility	15,550	-
Proceeds from 2017 first lien term loans	145,000	-
Proceeds from 2017 second lien term loan	55,000	-
Payments of 2017 first lien term loans	(2,925)	-
Payments of financing costs	(4,783)	(200)
Payments of old revolving credit facility	(15,083)	(18)
Payments of first lien term loan	(147,362)	(3,976)
Payments of second lien term loan	(60,000)	(20,000)
Payments of Vapor Shark loans	(1,867)	-
Prepaid equity issuance costs	(394)	-
Payment of PIK Toggle Notes	-	(24,107)
Redemption of Intrepid options	-	(661)
Redemption of Intrepid warrants	-	(5,500)
Exercise of warrants	-	4
Exercise of options	1,371	8
Redemption of options	(1,740)	-
Surrender of options	(1,000)	-
Proceeds from issuance of stock	-	55,746
Distribution to non-controlling interest	(4)	-
Net cash provided by (used in) financing activities	(18,237)	1,296

Net increase (decrease) in cash	1,370	(425)
Cash, beginning of period	2,865	4,835
Cash, end of period	$4,235	$4,410

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA and Gross Profit excluding LIFO are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Gross Profit excluding LIFO” as gross profit less LIFO charges.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA and Adjusted EBITDA excludes significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended
	September 30, 2017	September 30, 2016
Consolidated net income	$7,374	$6,793
Add:
Interest expense	4,023	5,557
Income tax expense	3,110	(180)
Depreciation expense	421	310
Amortization expense	175	-
EBITDA	$15,103	$12,480
Components of Adjusted EBITDA
LIFO adjustment (a)	(641)	(78)
Pension/postretirement expense (b)	84	117
Stock options, restricted stock and incentives expense (c)	226	99
Strategic initiatives (d)	219	9
New product launch costs (e)	566	1,051
Product line rationalizations (f)	314	-
Adjusted EBITDA	$15,871	$13,678

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(e)	Represents product launch costs of our new product lines.
(f)	Represents costs associated with discontinued products related to product line rationalization

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Net income attributable to Turning Point Brands, Inc.	$16,690	$9,826
Add:
Interest expense	13,002	20,895
Loss on extinguishment of debt	6,116	2,824
Income tax expense	3,850	642
Depreciation expense	1,192	896
Amortization expense	526	-
EBITDA	$41,376	$35,083
Components of Adjusted EBITDA
LIFO adjustment (a)	246	494
Pension/postretirement expense (b)	252	353
Stock options, restricted stock and incentives expense (c)	446	145
Foreign exchange hedging (d)	(90)	35
Strategic initiatives (e)	990	471
New product launch costs (f)	1,727	1,769
Product line rationalizations (g)	314	-
IPO related compensation costs (h)	-	605
Adjusted EBITDA	$45,261	$38,955

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(f)	Represents product launch costs of our new product lines.
(g)	Represents costs associated with discontinued products related to product line rationalization
(h)	Represents non-recurring compensation expenses incurred with the May 2016 IPO.

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Gross Profit excluding LIFO
(dollars in thousands)

	Consolidated		Consolidated
	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$73,340	$50,959	$212,214	$152,406
Cost of sales	40,410	26,341	119,623	78,267
Gross profit	32,930	24,618	92,591	74,139
Gross margin	44.9%	48.3%	43.6%	48.6%

LIFO adjustment (a)	(641)	(78)	246	494
Gross profit excluding LIFO	$32,289	$24,540	$92,837	$74,633

Gross margin excluding LIFO	44.0%	48.2%	43.7%	49.0%

	Smokeless Segment (b)		Smokeless Segment (b)
	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$21,294	$18,909	$63,563	$58,939
Cost of sales	9,816	9,513	31,293	29,441
Gross profit	11,478	9,396	32,270	29,498
Gross margin	53.9%	49.7%	50.8%	50.0%

LIFO adjustment (a)	(559)	(85)	163	614
Gross profit excluding LIFO	$10,919	$9,311	$32,433	$30,112

Gross margin excluding LIFO	51.3%	49.2%	51.0%	51.1%

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Smokeless segment represents majority of the LIFO cost, no other segments are presented due to the insignificance of the LIFO cost to those segments.

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in millions)

	September 30, 2017	December 31, 2016

Cash	$4.2	$2.9

Total Debt	210.9	218.2

Net Debt	$206.7	$215.3

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
October 1, 2016 - September 30, 2017
(dollars in thousands)

	4th Quarter 2016	1st Quarter 2017	2nd Quarter 2017	3rd Quarter 2017	Rolling 12 Months

Net income attributable to Turning Point Brands, Inc.	$17,087	$1,877	$7,439	$7,374	$33,777
Add:
Interest expense	5,726	4,933	4,046	4,023	18,728
Loss on extinguishment of debt	-	6,116	-	-	6,116
Income tax expense (benefit)	(12,647)	(2,055)	2,795	3,110	(8,797)
Depreciation expense	331	354	417	421	1,523
Amortization expense	58	175	176	175	584

EBITDA	$10,555	$11,400	$14,873	$15,103	$51,931
Components of Adjusted EBITDA
LIFO adjustment	397	1,189	(302)	(641)	643
Pension/Postretirement expense	58	118	50	84	310
Stock option and incentives expense	35	45	175	226	481
Foreign exchange hedging (gain) loss	91	(69)	(21)	-	1
Strategic initiatives	1,116	327	444	219	2,106
New product launch costs	909	628	533	566	2,636
Product line rationalization	-	-	-	314	314
IPO related compensation costs	310	-	-	-	310
Adjusted EBITDA	$13,471	$13,638	$15,752	$15,871	$58,732

Net Debt / 12 months ended September 30, 2017, rolling Adjusted EBITDA					3.5	x

Schedule D

Turning Point Brands, Inc.
Pro forma Leverage Ratio
(dollars in thousands)

12 months ended September 30, 2017 rolling Adjusted EBITDA	$58,732
Acquisition adjustment (a)	1,310
Pro forma acquisition EBITDA	$60,042

Net Debt	$206,718

Pro forma Leverage Ratio (b)	3.4	x

(a)	Adjustment to adjusted EBITDA per the 2017 debt agreement to give effect to the fourth quarter 2016 acquisitions.
(b)	Pro forma leverage ratio is calculated by Net Debt / pro forma acquisition EBITDA.